Exhibit 2

STATS ChipPAC Ltd.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199407932D)

Notice of Eleventh Annual General Meeting

NOTICE IS HEREBY GIVEN THAT the Eleventh Annual General Meeting (the “Annual General Meeting”) of STATS ChipPAC Ltd. (the “Company” or “STATS ChipPAC”) will be held at 10 Ang Mo Kio Street 65, TechPoint #04-18/20, Singapore 569059, on April 27, 2005 at 10.00 a.m. to transact the following routine and special businesses:

Routine Business

(1)	To adopt the Audited Accounts of the Company for the financial year ended December 31, 2004, together with the Reports of the Directors and the Auditors.

(2)	To re-elect the following Directors each of whom will retire pursuant to Article 94 of the Articles of Association of the Company and who, being eligible, offer themselves for re-election:

(a)	Mr. Lim Ming Seong;

(b)	Mr. Tan Lay Koon; and

(c)	Mr. Tay Siew Choon

(3)	To re-appoint Mr. Charles Richard Wofford, a Director who will retire under Section 153(6) of the Companies Act, Chapter 50 (the “Companies Act”), to hold office from the date of this Annual General Meeting until the next annual general meeting of the Company.

(4)	To re-appoint PricewaterhouseCoopers as Auditors to hold office until the conclusion of the next annual general meeting of the Company at a remuneration to be determined by the Board of Directors upon the recommendation of the Audit Committee of the Board of Directors.

(5)	To approve Directors’ fees totalling approximately US$500,067 (approximately S$815,000) for the financial year ended December 31, 2004.

Special Business

(6)	To consider and, if thought fit, to pass, with or without modifications, the following resolutions which will be proposed as ordinary resolutions:

Ordinary Resolutions

(a)	Authority to Allot and Issue Shares pursuant to Section 161 of the Companies Act.

That pursuant to Section 161 of the Companies Act, the Directors be and are hereby authorised to allot and issue shares in the capital of the Company to any person on such terms and conditions and with such rights or restrictions as they may think fit to impose and that such authority shall continue in force until the conclusion of the next annual general meeting of the Company or the expiration of the period within which the next annual general meeting of the Company is required by law to be held, whichever is the earlier.

(b)	Authority to Create and Issue Securities and to Allot and Issue Shares in connection therewith pursuant to Section 161 of the Companies Act.

That pursuant to Section 161 of the Companies Act, approval be and is hereby given to the Directors to:

(i)	(aa)	create and issue securities (“Securities”) including, without limitation, warrants or options to subscribe for new shares of the Company (“New Shares”) or to purchase from the Company other securities issued or to be issued by the Company, debt securities and securities which are convertible into, exchangeable for, or exercisable for, New Shares or other securities issued or to be issued by the Company to any person or persons and on such terms and conditions as the Directors may think fit to impose;

(bb)	create and issue any further Securities (“Further Securities”) as may be required or permitted to be issued in accordance with the terms and conditions of the Securities; and

(cc)	make, enter into and/or issue offers, agreements, options, undertakings, guarantees and/or indemnities (together referred to as “Agreements”) which would or might require the issue of New Shares or other securities by the Company with any person or persons and on such terms and conditions as the Directors may think fit to impose;

(ii)	allot and issue from time to time:

(aa)	such number of New Shares as may be required or permitted to be allotted or issued on the conversion, exchange or exercise of the Securities, or any of them, to the holders of such Securities on the conversion, exchange or exercise thereof, subject to and otherwise in accordance with the terms and conditions of the Securities;

(bb)	on the same basis as paragraph (ii)(aa) above, such further New Shares as may be required to be allotted and issued on the conversion, exchange or exercise of any of the Further Securities in accordance with the terms and conditions of the Further Securities; and

(cc)	such number of New Shares as may be required or permitted to be allotted or issued pursuant to and otherwise in accordance with the terms and conditions of the Agreements; and

(iii)	take such steps, make such amendments to the terms and conditions of the Securities, the Further Securities and the Agreements and any of them, and exercise such discretion as the Directors may from time to time deem fit, advisable or necessary in connection with all or any of the above matters.

(c)	Authority to Allot and Issue Shares pursuant to the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and the STATS ChipPAC Ltd. Substitute Equity Incentive Plan (collectively, the “Substitute Plans”).

That the Directors be and are hereby authorised to allot and issue from time to time such number of shares of the Company as may be required to be issued pursuant to the exercise of the options under the Substitute Plans.

(d)	Authority to Offer and Grant Options and to Allot and Issue Shares pursuant to the STATS ChipPAC Ltd. Share Option Plan, as amended (the “Share Option Plan”).

That the Directors be and are hereby authorised to offer and grant options in accordance with the provisions of the Share Option Plan and to allot and issue from time to time such number of shares in the capital of the Company as may be required to be issued pursuant to the exercise of such options.

(e)	Authority to Offer and Grant Rights to Purchase and to Allot and Issue Shares pursuant to the STATS ChipPAC Ltd. Employee Share Purchase Plan 2004 (the “ESPP”).

That the Directors be and are hereby authorised to offer and grant rights to purchase shares in the capital of the Company in accordance with the provisions of the ESPP and to allot and issue from time to time such number of shares of the Company as may be required to be issued pursuant to the exercise of such rights.

(7)	To transact any other business as may be properly transacted at any annual general meeting.

BY ORDER OF THE BOARD

Linda Nai (Mrs)
Company Secretary
Date: April 11, 2005

Notes:

(1)	A shareholder is a person whose name appears on the Depository Register of The Central Depository (Pte) Limited in Singapore or a person registered in the Company’s Register of Shareholders (i.e. Members).

(2)	A shareholder entitled to attend and vote at the Annual General Meeting is entitled to appoint a proxy to attend and vote on his behalf. A proxy need not be a shareholder of the Company. The instrument appointing a proxy must be deposited at the principal executive office of the Company at 10 Ang Mo Kio Street 65, TechPoint #05-17/20, Singapore 569059 not less than 48 hours before the time appointed for holding the Annual General Meeting or at any adjournment thereof. A proxy may be revoked at any time prior to the time it is voted.

(3)	The Company is subject to the continuing listing rules of the Nasdaq National Market and applicable U.S. federal securities laws and is not subject to the continuing listing rules of the Singapore Exchange Securities Trading Limited.

STATS ChipPAC Ltd.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199407932D)

Proxy Statement
April 11, 2005

The accompanying proxies are solicited on behalf of the Board of Directors (the “Board”) of STATS ChipPAC Ltd. (“STATS ChipPAC”), a company incorporated in the Republic of Singapore under the Companies Act, Chapter 50 of Singapore (the “Companies Act”), for use at its Eleventh Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held on April 27, 2005, at 10.00 a.m. (Singapore time), at 10 Ang Mo Kio Street 65, TechPoint #04-18/20, Singapore 569059, or at any adjournments or postponements thereof, for the purposes set out in the accompanying Notice of Annual General Meeting.

Shareholders Entitled to Notice of Annual General Meeting

A shareholder is a person whose name appears on the Depository Register (as defined in the Companies Act) maintained by The Central Depository (Pte) Limited in Singapore or a person registered in STATS ChipPAC’s Register of Shareholders (i.e. Members) as a holder of STATS ChipPAC’s ordinary shares, par value S$0.25 per share.

We have mailed the Notice of Annual General Meeting, this Proxy Statement and the Annual Report to shareholders who are listed at the close of business on March 16, 2005. These documents were first mailed to shareholders on or about April 11, 2005.

Shareholders are advised to read this Proxy Statement carefully prior to returning their instruments appointing a proxy or proxies.

Quorum

Any two or more shareholders holding or representing in aggregate not less than 33 1/3 per cent. of the outstanding ordinary shares of STATS ChipPAC present in person or by proxy at the Annual General Meeting will constitute a quorum for the transaction of business at the Annual General Meeting.

Shareholders Entitled to Vote

Shareholders who are registered with The Central Depository (Pte) Limited or in STATS ChipPAC’s Register of Shareholders (i.e. Members) as at forty-eight (48) hours before the time set for the Annual General Meeting shall be entitled to vote at the Annual General Meeting.

At the close of business on January 31, 2005, there were 1,944,384,070 ordinary shares issued and outstanding.

Proxies

To be effective, a proxy must be deposited at STATS ChipPAC’s principal executive office located at 10 Ang Mo Kio Street 65, TechPoint #05-17/20, Singapore 569059, at least forty-eight (48) hours before the time set for the Annual General Meeting or at any adjournment thereof. A proxy need not be a shareholder. Shareholders may appoint any member of the Board or any other person as their proxy.

Any shareholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it either prior to the Annual General Meeting at which the matter voted by proxy is acted upon or at the Annual General Meeting prior to the vote on the matter. A proxy may be revoked by the shareholder at any time not less than forty-eight (48) hours before the time set for the Annual General Meeting by the shareholder submitting a subsequently dated instrument appointing a proxy or at the Annual General Meeting prior to the vote of the resolution by such shareholder attending the Annual General Meeting and voting in person.

Voting

On a show of hands, every shareholder present in person or by proxy shall have one vote and on a poll, every shareholder present in person or by proxy shall have one vote for each ordinary share held. A resolution put to the vote of shareholders at the Annual General Meeting will be decided on a show of hands unless a poll is demanded by the Chairman of the Annual General Meeting or by not less than five shareholders present in person or by proxy and entitled to vote at the Annual General Meeting or by a shareholder present in person or by proxy and representing not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the Annual General Meeting or a member present in person or by proxy and holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid on all the shares conferring that right; Provided always that no poll shall be demanded on the choice of a chairman or on a question of adjournment.

Ordinary shares represented by duly executed proxies deposited with STATS ChipPAC will be voted at the Annual General Meeting in accordance with shareholders’ instructions contained in the instrument. In the absence of specific instructions in the proxy, the proxy of a shareholder may vote or abstain as he may think fit.

On a show of hands, each of the resolutions to be proposed at the Annual General Meeting will be duly passed by the affirmative vote of a simple majority of shareholders present in person or by proxy and voting at the Annual General Meeting. If a poll is demanded in accordance with this section, each of the resolutions to be proposed at the Annual General Meeting will be duly passed by the affirmative vote of a simple majority of votes cast at the Annual General Meeting for each ordinary share held or represented.

General Information on Solicitation of Proxies

The expense of printing and mailing proxy materials will be borne by STATS ChipPAC. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of STATS ChipPAC by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. STATS ChipPAC will request brokers and nominees who hold ordinary shares in their names and Citibank, N.A., the Depositary for STATS ChipPAC’s American Depositary Receipts (“ADR”) facility to furnish proxy materials to the beneficial owners of the ordinary shares and ADRs and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Summary of Proposals

Shareholders will be voting on the following proposals at this Annual General Meeting:

1.	Adoption of the Audited Accounts of STATS ChipPAC for the financial year ended December 31, 2004, together with the Reports of the Directors and Auditors.

2.	Re-election of Directors retiring by rotation.

3.	Re-appointment of a Director pursuant to Section 153(6) of the Companies Act.

4.	Re-appointment of PricewaterhouseCoopers as Auditors and authorisation to the Board, upon the recommendation of the Audit Committee of the Board, to fix their remuneration.

5.	Approval of Directors’ fees for services rendered for the financial year ended December 31, 2004.

6.	Authority to the Board to allot and issue shares and securities.

Proposal No. 1

Adoption of the Audited Accounts of STATS ChipPAC for the financial year ended December 31, 2004, together with the Reports of the Directors and the Auditors

STATS ChipPAC’s Annual Report for its financial year ended December 31, 2004 accompanies this Proxy Statement. STATS ChipPAC’s financial statements included in the Annual Report have been prepared in conformity with United States generally accepted accounting principles and are accompanied by an auditors’ report from Pricewaterhouse Coopers.

The Board recommends a vote for the adoption of the Audited Accounts of STATS ChipPAC for the financial year ended December 31, 2004, together with the Reports of the Directors and the Auditors.

Proposal No. 2

Re-election of Directors retiring by rotation

According to Article 94 of STATS ChipPAC’s Articles of Association, one-third of the Board (or, if the number of directors on the Board is not a multiple of three, the number nearest to but not less than one-third) will retire at each annual general meeting of STATS ChipPAC. The Directors retiring each year are determined by those who have been in office longest since their re-election or appointment. The retiring Directors are nonetheless eligible for re-election.

Accordingly, pursuant to Article 94 of STATS ChipPAC’s Articles of Association, on the date of this Annual General Meeting, Mr. Lim Ming Seong, Mr. Tan Lay Koon and Mr. Tay Siew Choon shall retire as Directors by rotation. They have offered themselves for re-election. The Board believes that it is in the best interest of STATS ChipPAC to re-elect Mr. Lim Ming Seong, Mr. Tan Lay Koon and Mr. Tay Siew Choon as Directors.

The biographies of these Directors and a complete listing of all our Directors are provided on pages 11, 12 and 13 of this Proxy Statement.

The Board recommends a vote for the re-election of Mr. Lim Ming Seong, Mr. Tan Lay Koon and Mr. Tay Siew Choon as Directors of STATS ChipPAC.

Proposal No. 3

Re-appointment of Mr. Charles Richard Wofford pursuant to Section 153(6) of the Companies Act

Section 153(1) of the Companies Act provides that, subject to the provisions of Section 153, no person of or over the age of 70 years shall be appointed or shall act as a director of a public company or of a subsidiary of a public company. Section 153(6) allows for the appointment or re-appointment of such a person as a director of the company, by the passing of an ordinary resolution by a simple majority of shareholders of the company as being entitled to vote in person or by proxy at a general meeting of the company. A director appointed or re-appointed pursuant to Section 153(6) of the Companies Act would hold office until the next annual general meeting of the company.

Mr. Wofford is offering himself up for re-appointment to the Board under Section 153(6) of the Companies Act. The Board believes that it is in the best interest of STATS ChipPAC to re-appoint Mr. Charles Richard Wofford as a Director.

The biography of Mr. Charles Richard Wofford and a complete listing of all our Directors are provided on pages 11, 12 and 13 of this Proxy Statement.

The Board recommends a vote for the re-appointment of Mr. Charles Richard Wofford as a Director to hold such office from the date of this Annual General Meeting until the next annual general meeting of the Company.

Proposal No. 4

Re-appointment of PricewaterhouseCoopers (“PwC”) as Auditors and authorisation to the Board, upon the recommendation of the Audit Committee of the Board, to fix their remuneration

The Audit Committee of the Board intends to re-appoint PwC as STATS ChipPAC’s Auditors to perform the audit of its financial statements for the financial year 2005. PwC audited STATS ChipPAC’s financial statements for the financial year 2004. The Board expects that a representative of PwC will be present at the Annual General Meeting. Such representative will be given an opportunity to make a statement at the meeting if he desires to do so, and will be available to respond to appropriate questions. PwC has consented to act as Auditors for the financial year 2005.

The Board, upon the recommendation of the Audit Committee of the Board, recommends a vote for the re-appointment of PwC as Auditors of STATS ChipPAC to hold office until the conclusion of the next annual general meeting and authorisation to the Board, upon the recommendation of the Audit Committee of the Board, to fix their remuneration.

Proposal No. 5

Approval of Directors’ fees for the financial year ended December 31, 2004

In accordance with Article 81 of STATS ChipPAC’s Articles of Association, shareholders are requested to approve the payment of Directors’ fees of approximately US$500,067 (approximately S$815,000) for services rendered during the financial year ended December 31, 2004. As at December 31, 2004, we had ten directors on the Board. In Singapore, it is customary that directors are paid a fee for their contributions to the company. For the financial year ended December 31, 2003, STATS ChipPAC paid Directors’ fees totalling approximately US$440,000.

Directors’ fees for the financial year ended December 31, 2004 represented an increase of approximately 13.7% over Directors’ fees for the financial year ended December 31, 2003. The proposed Directors’ fees for 2004 are higher due principally to the increase in the number of Board and Board committee meetings held in the course of the year.

The Board recommends a vote for the approval of Directors’ fees totalling approximately US$500,067 for the financial year ended December 31, 2004.

Proposals No. 6(a) and (b)

Authority to the Board to create, allot and issue shares and securities

Under the Companies Act, the Directors may exercise any power of the company to issue shares only with the prior approval of the shareholders of the company at a general meeting. Such approval, if granted, is effective from the date of the meeting at which it was given to the earlier of the conclusion of the next annual general meeting of shareholders of the company or the expiration of the period within which the next annual general meeting is required by law to be held.

Shareholders’ approval is sought to authorise the Board to issue shares during the period from this Annual General Meeting to the date of the next annual general meeting. This approval, if granted, will lapse at the conclusion of the annual general meeting of STATS ChipPAC to be held in the year 2006.

The requirement for shareholders’ approval under the Companies Act extends to the issue of shares arising from the conversion, exchange or exercise of other securities, including warrants or options to subscribe for shares of STATS ChipPAC or to purchase from STATS ChipPAC other securities issued or to be issued by STATS ChipPAC, debt securities and securities which are convertible into, exchangeable for, or exercisable for shares, shares pursuant to any offers, agreements, options, undertakings, guarantees and/or indemnities to be made, entered into or issued by STATS ChipPAC, as well as shares to be issued pursuant to the exercise of options under the STATS ChipPAC Ltd. Share Option Plan, as amended, the STATS ChipPAC Ltd. Substitute Equity Incentive Plan, the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and pursuant to exercise of the rights to purchase granted under the STATS ChipPAC Ltd. Employee Share Purchase Plan 2004 (“ESPP”).

Shareholders’ approval is also sought for the creation and issuance of new securities, including but not limited to warrants, options or other securities convertible into, exchangeable for, or exercisable for, shares, the making, entry into and/or issue of offers, agreements, options, undertakings, guarantees and/or indemnities by STATS ChipPAC which would or might require the issue of shares, and the issuance of shares required or permitted to be allotted and issued on the conversion, exchange or exercise of such securities, pursuant to such offers, agreements, options, undertakings, guarantees and/or indemnities, or upon the exercise of any options granted pursuant to the STATS ChipPAC Ltd. Share Option Plan, as amended, the STATS ChipPAC Ltd. Substitute Equity Incentive Plan, the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and purchase rights granted under the ESPP.

In summary, the shareholders are requested to authorise the Board to:

(i)	under Proposal 6(a), allot and issue shares in the capital of STATS ChipPAC pursuant to Section 161 of the Companies Act; and

(ii)	under Proposal 6(b), create and issue securities and to allot and issue shares in the capital of STATS ChipPAC in connection therewith pursuant to Section 161 of the Companies Act.

The Board recommends a vote for each of the resolutions set out under Proposal No. 6(a) and (b) as described above and in the Notice of the Annual General Meeting.

Proposals No. 6(c), (d) and (e)

As explained above, the requirement for shareholders’ approval under the Companies Act extends to the issue of shares pursuant to the exercise of options under the Option Plans and pursuant to the exercise of rights to purchase under the ESPP. The shareholders are requested to authorise the Board to:

(i)	under Proposal 6(c), allot and issue shares in the capital of STATS ChipPAC pursuant to the exercise of the options under the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and the STATS ChipPAC Ltd. Substitute Equity Incentive Plan;

(ii)	under Proposal 6(d), offer and grant options, and allot and issue shares in the capital of STATS ChipPAC pursuant to the exercise of the options granted under the STATS ChipPAC Ltd. Share Option Plan, as amended; and

(iii)	under Proposal 6(e), offer and grant rights to purchase shares in the capital of STATS ChipPAC in accordance with the provisions of the ESPP and to allot and issue shares in the capital of STATS ChipPAC pursuant to the exercise of such rights.

The Board recommends a vote for each of the resolutions set out under Proposals No. 6(c), (d) and (e) as described above and in the Notice of the Annual General Meeting.

Other Business

The Board does not presently intend to bring any other business before the Annual General Meeting, and so far as is known to the Board, no matters will be brought before the Annual General Meeting except as is specified in this Proxy Statement. As to any business that may properly come before the Annual General Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of those persons voting such proxies.

Directors and Senior Management

Directors

The following table sets forth the name, age (as at January 31, 2005) and position of each director and member of senior management:

Name	Age	Position
Charles Richard Wofford (1)(2)(3)	71	Chairman of the Board of Directors
Lim Ming Seong (2)(3)(4)	57	Deputy Chairman of the Board of Directors
Tan Lay Koon	46	Director, President & Chief Executive Officer
Peter Seah Lim Huat (5)(6)	58	Director
Tay Siew Choon (7)(8)	57	Director
Steven Hugh Hamblin (8)(9)	56	Director
Richard John Agnich (10)	61	Director
Robert W. Conn	62	Director
R. Douglas Norby (9)	69	Director
Park Chong Sup (7)	57	Director

Senior Management
Wan Choong Hoe	51	Chief Operating Officer
Michael G. Potter	38	Chief Financial Officer
Han Byung Joon	45	Chief Technology Officer
Jeffrey R. Osmun	41	Corporate Vice President, Worldwide Sales and Marketing
Ng Tiong Gee	42	Chief Information Officer
Scott J. Jewler	39	Chief Strategy Officer
Dennis W. Daniels	50	Corporate Vice President, Human Resources

(1)	Chairman of the Executive Committee.

(2)	Member of the Executive Resource & Compensation Committee.

(3)	Member of the Nominating Committee.

(4)	Chairman of the Budget Committee.

(5)	Chairman of the Executive Resource & Compensation Committee.

(6)	Chairman of the Nominating Committee.

(7)	Member of the Budget Committee.

(8)	Member of the Executive Committee.

(9)	Member of the Audit Committee.

(10)	Chairman of the Audit Committee.

The Board of Directors held four meetings in person and five meetings by teleconference in 2004. The average attendance by directors at Board meetings they were scheduled to attend was 86%.

Pursuant to the terms of the merger (“Merger”) with ChipPAC, Inc. (“ChipPAC”), Mr. Dennis P. McKenna, Dr. Conn, Mr. Norby and Dr. Park were nominated for election as our directors and Mr. McKenna was nominated to serve as Vice Chairman of our Board of Directors until December 31, 2004. At our extraordinary shareholders’ meeting on August 4, 2004, Mr. McKenna, Dr. Conn, Mr. Norby and Dr. Park were elected as our directors with Mr. McKenna appointed to serve as Vice Chairman of our Board of Directors until December 31, 2004. Mr. McKenna resigned from our Board of Directors with effect from December 8, 2004. Other than with respect to these four persons, there are no arrangements or understandings with any person pursuant to which any of our directors or members of senior management were selected. There are no family relationships among any of our directors, senior management or substantial shareholders. Mr. Tay was the Corporate Advisor to and Mr. Lim and Mr. Seah were employees of Singapore Technologies Pte Ltd (“STPL”), the parent company of our controlling shareholder, Singapore Technologies Semiconductors Pte Ltd (“STSPL”), until December 31, 2004, on which date, pursuant to a restructuring exercise, all the assets of STPL were transferred to STPL’s parent, Temasek Holdings (Private) Limited (“Temasek Holdings”). Mr. Seah has been a member of the Temasek Advisory Panel since January 1, 2005.

Board of Directors

Charles Richard Wofford
Charles Richard Wofford has been a member of our Board of Directors since February 1998. He was appointed Chairman of the Board of Directors in August 2002 and re-elected to the Board of Directors in 2003. Mr. Wofford was with Texas Instruments, Inc. for 33 years before leaving as Senior Vice-President to join Farr Company in 1991. He was the Chairman, CEO and President of Farr Company from 1992 to 1995. He received his Bachelor of Arts degree from Texas Western College.

Lim Ming Seong
Lim Ming Seong became our Deputy Chairman in June 1998 and was re-elected to our Board of Directors in 2001. He is the Deputy Chairman of the Board of Directors of Chartered Semiconductor Manufacturing Ltd (“Chartered”), Chairman of CSE Global Ltd, formerly known as CSE Systems & Engineering Ltd, and sits on the boards of StarHub Ltd and several other companies. Since joining STPL in December 1986, he has held various senior positions in the former Singapore Technologies group, including as Group Director of STPL until January 31, 2002. Prior to joining STPL, he was with the Ministry of Defence of Singapore. Mr. Lim received his Bachelor of Applied Science (Honors) in Mechanical Engineering from the University of Toronto and his Diploma in Business Administration from the University of Singapore. He also participated in the Advanced Management Programs at INSEAD and Harvard University.

Tan Lay Koon
Tan Lay Koon was appointed our President and Chief Executive Officer on June 26, 2002. He was appointed to the Board of Directors on the same date. Mr. Tan joined us in May 2000 as our Chief Financial Officer. Prior to joining us, he was an investment banker with Salomon Smith Barney, the global investment banking unit of Citigroup Inc. Before that, he held various positions with the Government of Singapore, Times Publishing Limited and United Overseas Bank Limited in Singapore. Mr. Tan graduated with a Bachelor of Engineering (First Class Honors) from the University of Adelaide, Australia as a Colombo Plan Scholar. He also has a Master of Business Administration (Distinction) from the Wharton School, University of Pennsylvania where he was elected a Palmer scholar.

Peter Seah Lim Huat
Peter Seah Lim Huat was appointed to our Board of Directors in July 2002. He has been a member of the Temasek Advisory Panel since January 1, 2005. He was until December 31, 2004 the President and Chief Executive Officer of STPL and also a member of its board of directors. He was a banker for the past 33 years, retiring as the Vice Chairman and Chief Executive Officer of Overseas Union Bank Limited in 2001. Mr. Seah is the Chairman of Singapore Computer Systems Limited, SembCorp Industries Ltd and Singapore Technologies Engineering Ltd and sits on the boards of CapitaLand Limited, Chartered and StarHub Ltd. His other appointments include being a member of the Institute of Defence and Strategic Studies, Vice President of the Singapore Chinese Chamber of Commerce and Industry and Honorary Treasurer of the Singapore Business Federation Council. Mr. Seah also serves on the board of the Government of Singapore Investment Corporation. He was

awarded the Public Service Star (Bintang Bakti Masyarakat) in 1999. Mr. Seah graduated from the University of Singapore in 1968 with an honors degree in Business Administration.

Tay Siew Choon
Tay Siew Choon was appointed to our Board of Directors in July 2002. He is the Deputy Chairman of Green Dot Capital Pte Ltd, a subsidiary of Temasek Holdings and was the Corporate Advisor of STPL until December 31, 2004. He is also the Chairman of SNP Corporation Ltd and Co-Chairman of NexGen Financial Holdings Limited. He is also a board member of Chartered, ST Telemedia Pte Ltd, Straco Corporation Limited, Pan-United Corporation Ltd and SNP-Leefung Holdings Limited. Mr. Tay graduated from Auckland University in 1970 with a Bachelor of Engineering in Electrical Engineering under the Colombo Plan Scholarship and a Master of Science in System Engineering from the former University of Singapore in 1974.

Steven Hugh Hamblin
Steven Hugh Hamblin was appointed to our Board of Directors in June 1998. Mr. Hamblin was with Compaq Computer Corporation from 1984 to 1996 and held various positions including, Managing Director of Compaq Asia Manufacturing, Vice President Asia/Pacific Division, Vice President and Financial Controller for Corporate Operations and Vice President of Systems Division Operations. He was with Texas Instruments for ten years before leaving as its Division Controller, Semiconductor Group, to join General Instrument, Microelectronics Division, New York in 1983 as its Group Financial Executive. Mr. Hamblin received his Bachelor of Science in Civil Engineering from the University of Missouri, Columbia and his Master of Science in Industrial Administration from Carnegie-Mellon University.

Richard John Agnich
Richard John Agnich was appointed to our Board of Directors in October 2001. He has 27 years of experience in the semiconductor industry. Mr. Agnich joined Texas Instruments in 1973 and held various positions, including that of Senior Vice President, Secretary and General Counsel. He is also a co-founder and is currently the Chair of Entrepreneurs Foundation of North Texas, and serves on the Board of Trustees of Austin College. Mr. Agnich received his B.A. in Economics from Stanford University and a Juris Doctor from the University of Texas School of Law.

Robert W. Conn
Robert W. Conn was appointed to our Board of Directors in August 2004. Dr. Conn was a member of the Board of Directors of ChipPAC prior to the Merger. Dr. Conn has been the Managing Director of Enterprise Partners Venture Capital since July 2002. Dr. Conn served as Dean of the Jacobs School of Engineering, University of California, San Diego, from 1994 to 2002. From 1980 to 1994, Dr. Conn served as Professor of Engineering and Applied Science at the University of California, Los Angeles (UCLA), where he was founding director of the Institute of Plasma and Fusion Research. Dr. Conn co-founded a semiconductor equipment company in 1986, Plasma & Materials Technologies, now Trikon Technologies, and was Chairman of the Board through 1993. Dr. Conn is a member of the U.S. National Academy of Engineering, and served in 1997 and 1998 as a member of the President’s Committee of Advisors on Science and Technology Panel on Energy R&D Policy for the 21st Century. As Managing Director of a venture capital firm, Dr. Conn serves as a director of five private companies: NEXX Systems, Inc., Pivotal Systems, Inc., PathScale, Inc., Nuelight Corp, and TwinStar Systems, Inc. He is a member of one other public company board, Intersil Corporation, and serves on Intersil’s nominating and compensation committees. Dr. Conn received his Bachelor of Science in Chemical Engineering and Physics from the Pratt Institute. He received a Masters of Science in Mechanical Engineering and a Ph.D in Engineering Science from the California Institute of Technology.

R. Douglas Norby
R. Douglas Norby was appointed to our Board of Directors in August 2004. Mr. Norby was a member of the Board of Directors of ChipPAC prior to the Merger. He has been Senior Vice President and Chief Financial Officer of Tessera Technologies, Inc. since July 2003. Mr. Norby worked as a consultant for Tessera Technologies, Inc. from May to July 2003. Mr. Norby was Senior Vice President and Chief Financial Officer of Zambeel, Inc. from March 2002 to February 2003. From December 2000 to March 2002, Mr. Norby was Senior Vice President and Chief Financial Officer of Novalux, Inc., and from 1996 to 2000, he was Executive Vice President and Chief Financial Officer of LSI Logic Corporation. Mr. Norby is a director of LSI Logic Corporation, Alexion Pharmaceuticals, Inc. and Verisity Ltd and serves as the Chairman of Alexion’s and Verisity’s audit committee. He received his B.A. in Economics from Harvard University and M.B.A. from Harvard Business School.

Park Chong Sup
Park Chong Sup was appointed to our Board of Directors in August 2004. Dr. Park was a member of the Board of Directors of ChipPAC prior to the Merger. Dr. Park has been the Chairman and Chief Executive Officer of Maxtor Corporation since November 2004. Dr. Park served as Investment Partner and Senior Advisor at H&Q Asia Pacific from April 2004 until September 2004, and as Managing Director from November 2002 until March 2004. Dr. Park served as the Chairman and Chief Executive Officer of Hynix Semiconductor Inc. (formerly Hyundai Electronics Industries Co. Ltd.) from April 2000 to May 2002. He served as President and Chief Executive Officer of Hyundai Electronics America, Inc. from September 1996 to October 1999 and Chairman from November 1999 to May 2002. Dr. Park is a director of Smart Modular Technologies, Inc. Dr. Park holds a B.A. in Management from Yonsei University, an M.A. in Management from Seoul National University, an M.B.A. from the University of Chicago and a Doctorate in Management from Nova Southeastern University.

Committees of the Board of Directors

Audit Committee

The Audit Committee currently consists of three members, all of whom are non-executive directors. They are Richard John Agnich (Chairman), Steven Hugh Hamblin and R. Douglas Norby. The Audit Committee serves as an independent and objective party to review the integrity and reliability of the financial information presented by management to shareholders, regulators and the general public. It oversees the establishment, documentation, maintenance and periodic evaluation of the system of internal controls within our company and is responsible for the appointment, compensation, independence, retention, termination and oversight of the work of our company’s external auditors. The Audit Committee also reviews and evaluates the performance and policies of our company’s internal audit function and of its external auditors. Under Singapore law, only board members of a company may serve on its Audit Committee.

The Audit Committee held eight meetings in 2004.

Executive Resource & Compensation Committee

The Executive Resource & Compensation Committee currently consists of Peter Seah Lim Huat (Chairman), Charles Richard Wofford and Lim Ming Seong.

The Executive Resource & Compensation Committee oversees the development of leadership and management talent in our company, ensures that we have appropriate remuneration policies and designs competitive compensation packages with focus on long term sustainability of business and long term shareholders’ return. Specifically, the Executive

Resource & Compensation Committee reviews and approves the compensation policies and incentive programs for key management executives and considers, reviews and approves the entire specific remuneration package and service contract terms for each key management executive. The compensation of the Chief Executive Officer is further required to be approved by the Board. The Executive Resource & Compensation Committee also reviews and approves all option plans, stock plans and other equity based plans for our company.

The Executive Resource & Compensation Committee held four meetings in 2004.

Budget Committee

The Budget Committee currently consists of Lim Ming Seong (Chairman), Tay Siew Choon and Park Chong Sup. The Budget Committee meets with our senior management to review our annual budget and to review our quarterly financial performance in relation to our budget.

The Budget Committee held four meetings in 2004.

Executive Committee

The Executive Committee currently consists of Charles Richard Wofford (Chairman), Tay Siew Choon and Steven Hugh Hamblin.

The main objective of the Executive Committee is to enable the Board to delegate some of its powers and functions regarding the governing of our affairs and the affairs of our subsidiaries to the Executive Committee in order to facilitate timely decision-making processes within the limits of authority as determined by the Board.

The Executive Committee held four meetings in 2004.

Nominating Committee

The Nominating Committee which was established on January 28, 2004, comprises the same members as the Executive Resource & Compensation Committee. The Nominating Committee identifies suitable candidates for appointment to our Board of Directors, with a view to ensuring that the individuals comprising our Board can contribute in the relevant strategic areas of our business and are able to discharge their responsibilities as directors having regard to the law and high standards of governance.

Senior Management

Wan Choong Hoe
Wan Choong Hoe was appointed Chief Operating Officer in September 2004. Mr. Wan was previously Vice President and Managing Director responsible for Singapore and China operations for National Semiconductor Manufacturer Singapore Pte. Ltd. (National Semiconductor), a position he held since 2000. From 1994 to 2000, Mr. Wan served as National Semiconductor’s Vice President and Managing Director responsible for Singapore and previously held positions as Director of Operations and Director of QRA/ Logistics. Prior to joining National Semiconductor in 1986, Mr. Wan held various positions at Texas Instruments Singapore Pte. Ltd. and from 1997 to 2001 served as Chairman of the Gintic Research Institute Management Board. Mr. Wan holds a Bachelor of Electrical and Electronics Engineering from the University of Singapore.

Michael G. Potter
Michael G. Potter was appointed Chief Financial Officer in August 2004. Mr. Potter was Acting Chief Financial Officer of ChipPAC prior to the Merger, a position he had held since April 2004. Prior to that time, he served as Corporate Controller of ChipPAC from October 2000 through April 2004. Prior to joining ChipPAC, Mr. Potter held several executive positions at Honeywell Inc., including serving as Controller for a Strategic Business Unit of Honeywell. Mr. Potter started his career at KPMG Peat Marwick. Mr. Potter holds a Bachelor of Commerce degree, Accounting, from Concordia University and a Graduate Diploma of Public Accountancy from McGill University. He is also a chartered accountant.

Han Byung Joon
Han Byung Joon joined us as our Chief Technology Officer in December 1999. Prior to joining the Company, Dr. Han was Director of Product Development at Anam Semiconductor, Inc. and, before that, held various engineering positions with IBM and AT&T Bell Labs in Murray Hill, New Jersey. He is credited with the invention of several wafer and chip scale semiconductor packaging technologies patented today. Dr. Han received his Doctorate in Chemical Engineering from Columbia University, New York, in 1988.

Jeffrey R. Osmun
Jeffrey R. Osmun was appointed Corporate Vice President, Worldwide Sales and Marketing and President, U.S. Operations in September 2002. Mr. Osmun joined us in September 1999 as Director of Sales, U.S. Central Region and was later appointed Vice President, North American Sales. Prior to that, he served as National Sales Manager of Kyocera America Inc. and, before that, held the post of Director of Development — College of Engineering and Applied Sciences for Lehigh University. Mr. Osmun received his Bachelor of Science in Mechanical Engineering from Lehigh University in 1985.

Ng Tiong Gee
Ng Tiong Gee was appointed Chief Information Officer in May 2001. Mr. Ng was previously the Chief Information Officer of Gateway Singapore, heading the technology multinational’s IT activities in Asia Pacific. Prior to that, he spent over six years with Siemens Components (now known as Infineon Technologies Asia Pacific) where he last served as Director of Information Systems and Services. Between 1988 and 1992, he held various key engineering positions at Digital Equipment Singapore, now part of Hewlett Packard. Mr. Ng graduated with a Bachelor of Mechanical Engineering with honors from the National University of Singapore in 1987. He also holds a Master’s Degree in Science (computer integrated manufacturing) and Business Administration from the Nanyang Technological University in Singapore.

Scott J. Jewler
Scott J. Jewler joined us as our Chief Strategy Officer in August 2004. Prior to joining us, Mr. Jewler held various executive positions at Amkor Technology, Inc., including President of Amkor Technology Taiwan and Senior Vice President, Assembly Business Unit. Before that, he held various manufacturing operations positions at Mitsubishi Semiconductor America, Inc. Mr. Jewler holds five U.S. patents in the area of integrated circuit packaging. Mr. Jewler graduated from Clemson University with a Bachelor of Science degree in Mechanical Engineering.

Dennis W. Daniels
Dennis W. Daniels was appointed Corporate Vice President, Human Resources in August 2004. Mr. Daniels was Vice President, Corporate Administration and Human Resources at ChipPAC prior to the Merger, a position he had held since November 2003. Prior to joining ChipPAC, he held several executive human resources positions at Solectron Corp, Chase Manhattan Mortgage Corp, PepsiCo and Tenneco Oil Corp. Before that, Mr. Daniels was an officer in the United States Marine Corps. Mr. Daniels holds a Bachelor of Science degree in

Journalism from the University of Kansas and a Master’s degree in Public Administration from the University of Missouri.

Compensation of Directors and Senior Management

In 2004, the aggregate amount of compensation and bonus paid and accrued for all of our directors and senior management was approximately US$2.4 million broken down as follows:

	Executive		Non Executive
	Directors		Directors(1)		Total(2)
Charles Richard Wofford			US$	111,000	US$	111,000
Lim Ming Seong				53,000		53,000
Tan Lay Koon	US$	659,224				659,224
Peter Seah Lim Huat				30,000		30,000
Tay Siew Choon				37,000		37,000
Quek Swee Kuan (3)				3,577		3,577
Koh Beng Seng(3)				21,590		21,590
Steven Hugh Hamblin				77,000		77,000
Teng Cheong Kwee(3)				24,500		24,500
William J. Meder(3)				32,590		32,590
Richard John Agnich				48,250		48,250
Eleana Tan Ai Ching(4)				0		0
Dennis P. McKenna(5)(6)				16,000		16,000
Robert W. Conn(5)				14,340		14,340
R. Douglas Norby(5)				15,420		15,420
Park Chong Sup(5)				15,800		15,800
Senior management (excluding Executive Directors) as a group						1,248,239

	US$	659,224	US$	500,067	US$	2,407,530

(1)	We will seek approval at our annual general meeting in 2005 for the payment of directors’ fees of approximately US$500,067 for the financial year ended December 31, 2004.

(2)	No compensation was given in the form of stock options.

(3)	Resigned on August 5, 2004 pursuant to the Merger with ChipPAC.

(4)	Resigned on September 10, 2004.

(5)	Appointed on August 5, 2004 pursuant to the Merger with ChipPAC.

(6)	Resigned on December 8, 2004.

As of January 31, 2005, we have ten directors on our Board. Our executive director does not receive any directors’ fees. Our non-executive directors are paid directors’ fees. Our non-executive directors are also reimbursed for reasonable expenses they incur in attending meetings of the Board and its committees and company-sponsored training from time to time. They may receive compensation for performing additional or special duties at the request of the Board. Our directors’ fees for 2004 will be submitted for approval by our shareholders at our annual general meeting to be held in April 2005.

We have provided to our directors and officers customary directors and officers liability insurance cover.

We have an established incentive plan to reward our senior executives for their performance and contributions. The incentive pool is derived from the annual wage increments of the participants and a sharing of the positive Economic Value Added (EVA) and the change in EVA over the preceding year (which can result in a negative incentive pool if the change in EVA is significantly negative). The amount allocated to the individuals from this pool would be based on the collective achievement of the corporate goals, achievement of individual performance targets as well as his or her scoring on corporate values. Each senior executive will have his or her own notional EVA bank account. The bonus earned each year will be added to his or her notional EVA bank account, and only one third of the aggregate EVA bank amount will be paid for the year. Payment is made only when there is a positive EVA bank balance in the notional EVA bank account.

In the case of Mr. Tan, his incentive plan comprises a Performance Target Bonus component as well as an EVA-based incentive plan. The Performance Target Bonus is paid in relation to the extent to which he achieves his yearly individual targets which are set to focus on what needs to be achieved for the year in support of long term strategic business goals subject to a maximum payout of 2.5 months’ base salary. His EVA-based incentive plan is also based on a sharing of the positive EVA and the change in EVA over the preceding year. Each year, the EVA bonus earned will be added to (or subtracted from, in the case of negative EVA change) his notional EVA bank account, and only one third of the aggregate EVA bank amount will be the payout for the year. The balance is accrued to the following year as a provision for future years’ payout and the payout is subject to our future performance.

We do not provide any post-retirement benefits, other than pursuant to the plans required or permitted by local regulations and described below.

Under Singapore law, we make monthly contributions based on the statutory funding requirement into a Central Provident Fund for substantially all of our Singapore employees who are Singapore citizens and Singapore permanent residents. The aggregate expenses under this plan were US$3.3 million for 2002, US$4.0 million for 2003 and US$4.6 million for 2004.

Under Malaysian law, we make monthly contributions based on statutory requirements to the Employee Provident Fund for all employees except for contract and foreign workers. STATS ChipPAC Malaysia Sdn Bhd’s total expenses under this plan for the period August 5, 2004 to December 31, 2004 were approximately US$0.7 million. Employees with more than 20 years of service with STATS ChipPAC Malaysia Sdn Bhd are entitled to a single sum payment of US$2,600 upon their mandatory retirement from their employment at age 55 years. We paid US$5,300 for the period August 5, 2004 to December 31, 2004. Accrued gratuity benefits for eligible employees are adjusted annually as of Balance Sheet date.

Under Chinese Law and Shanghai municipal government regulations, we make monthly contributions based on the statutory funding requirement into the Pension Fund Center and Provident Fund Center of Shanghai for all of our Chinese employees. From August 5, 2004 to December 31, 2004, the aggregate expenses under this plan were US$1.2 million.

Winstek operates a defined benefit retirement plan for a substantial portion of its employees in Taiwan in accordance with the Labor Standards Law in Taiwan. Pension benefits are generally based on years of service and average salary for the six months prior to the approved retirement date. Winstek contributes its pension obligations to Central Trust of China, as required by the Labor Standards Law. The funding of the pension plan is determined in accordance with statutory funding requirements. Winstek is obligated to make up any shortfall in the plan’s assets in meeting the benefits accrued to the participating staff. Winstek’s total expenses under this plan were US$24,000 for 2002, US$46,000 for 2003 and US$76,000 for 2004.

STATS ChipPAC, Inc. and STATS ChipPAC Test Services, Inc. have a 401(k) savings plan where the Company contributes up to 6% of eligible employee compensation at the rate of 50% of employee contributions deferred to the 401(k) plan. The Company’s matching contributions under the 401(k) plan were US$186,000, US$258,000 and US$262,000 for the year ended December 31, 2002, 2003 and 2004, respectively. The matching contributions are accrued monthly and adjusted when the actuals are calculated. The expenses relating to the plan are US$15 per person per quarter and are accrued on a monthly basis. Returns of the 401(k) plan from investments in mutual funds are calculated daily by an external administrator who administers the plan.

ChipPAC, Inc. maintains a 401(k) plan where each participant may contribute up to 15.0% of tax gross compensation (up to a statutory limit). The Company is required to make contributions based on contributions made by employees. The contributions to the 401(k) plan for the period from August 5, 2004 to December 31, 2004 were approximately US$58,000.

Under the Labor Standards Law of South Korea, employees with more than one year of service are entitled to receive a lump-sum payment upon termination of their employment with STATS ChipPAC Korea Ltd. (formerly ChipPAC Korea Company Ltd), based on their length of service and rate of pay at the time of termination. Accrued severance benefits are adjusted annually for all eligible employees based on their employment as of the balance sheet date. The expense for severance benefits for period August 5, 2004 to December 31, 2004 were approximately US$1.8 million.

Under the National Pension Act of South Korea, STATS ChipPAC Korea is required to contribute a certain percentage for pension based on the employees salary to the Korean National Pension Fund. The expense for the pension benefits for the period August 5, 2004 to December 31, 2004 were approximately US$0.7 million.

Share Ownership for Directors and Senior Management

Based on an aggregate of 1,944,384,070 ordinary shares outstanding as of January 31, 2005, each of our directors and senior management officers has a beneficial ownership of less than 1% of our outstanding ordinary shares, including ordinary shares held directly or in the form of ADSs and share options granted as of such date.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”) and includes shares over which the indicated beneficial owner exercises voting and/or investment power or receives the economic benefit of ownership of such securities. Ordinary shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

All our ordinary shares have identical rights in all respects and rank equally with one another.

Share Options for Directors

The following table contains information pertaining to share options held by our directors as of January 31, 2005.

	Number of
	Ordinary
	Shares	Per Share
	Issuable on	Exercise
	Exercise of	Price
	Option (1)	S$	Exercisable Period
Charles Richard Wofford	40,000	6.93	04/20/2001 to 04/19/2005
	50,000	1.592	04/24/2002 to 04/23/2006
	70,000	2.885	04/29/2003 to 04/28/2007
	100,000	1.99	08/06/2004 to 08/05/2008
	50,000	1.91	02/17/2005 to 02/16/2009
	50,000	1.06	08/11/2005 to 08/10/2009

Lim Ming Seong	200,000	1.592	04/24/2002 to 04/23/2011
	70,000	2.885	04/29/2003 to 04/28/2007
	70,000	1.99	08/06/2004 to 08/05/2008
	35,000	1.91	02/17/2005 to 02/16/2009
	35,000	1.06	08/11/2005 to 08/10/2009

Tan Lay Koon	500,000	6.93	04/20/2001 to 04/19/2010
	700,000	2.826	10/19/2001 to 10/18/2010
	449,000	1.592	04/24/2002 to 04/23/2011
	325,000	2.885	04/29/2003 to 04/28/2012
	2,000,000	2.20	06/26/2003 to 06/25/2012
	700,000	1.99	08/06/2004 to 08/05/2013
	500,000	1.91	02/17/2005 to 02/16/2014
	500,000	1.06	08/11/2005 to 08/10/2014

Peter Seah Lim Huat	70,000	1.99	08/06/2004 to 08/05/2013
	35,000	1.91	02/17/2005 to 02/16/2014
	35,000	1.06	08/11/2005 to 08/10/2014

Tay Siew Choon	70,000	1.99	08/06/2004 to 08/05/2013
	35,000	1.91	02/17/2005 to 02/16/2014
	35,000	1.06	08/11/2005 to 08/10/2009

Steven Hugh Hamblin	40,000	6.93	04/20/2001 to 04/19/2005
	50,000	1.592	04/24/2002 to 04/23/2006
	70,000	2.885	04/29/2003 to 04/28/2007
	70,000	1.99	08/06/2004 to 08/05/2008
	35,000	1.91	02/17/2005 to 02/16/2009
	35,000	1.06	08/11/2005 to 08/10/2009

Richard John Agnich	20,000	1.298	10/23/2002 to 10/22/2006
	50,000	2.885	04/29/2003 to 04/28/2007
	50,000	1.99	08/06/2004 to 08/05/2008
	25,000	1.91	02/17/2005 to 02/16/2009
	25,000	1.06	08/11/2005 to 08/10/2009

	Number of
	Ordinary
	Shares	Per Share
	Issuable on	Exercise
	Exercise of	Price
	Option (1)	S$	Exercisable Period
Robert W. Conn	174,000	1.88	04/15/2003 to 08/04/2009
	130,500	0.50	03/17/2004 to 08/04/2009
	130,500	1.36	02/05/2005 to 08/04/2009

R. Douglas Norby	174,000	1.88	04/15/2003 to 08/04/2009
	130,500	0.50	03/17/2004 to 08/04/2009
	130,500	1.36	02/05/2005 to 08/04/2009

Park Chong Sup	130,500	1.57	10/20/2001 to 08/04/2009
	43,500	0.38	09/27/2002 to 08/04/2009
	130,500	0.50	03/17/2004 to 08/04/2009
	130,500	1.36	02/05/2005 to 08/04/2009

(1)	Options which have been granted with exercise prices denominated in U.S. dollars are presented here in Singapore dollars using the exchange rate based on Bloomberg Close Quote prevailing on the date of grant.

Employees’ Share Ownership Scheme

We had an Employees’ Share Ownership Scheme for employees and directors of our company, our subsidiary and the related companies within the Singapore Technologies Group which was terminated prior to the initial public offering of our shares on the Nasdaq National Market and Singapore Exchange in February 2000.

Share Plans

STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan (the “Substitute Option Plan”) and STATS ChipPAC Ltd. Substitute Equity Incentive Plan (the “Substitute EIP” and collectively with the Substitute Option Plan, the “Substitute Plans”). In connection with the merger between STATS and ChipPAC, we adopted the Substitute Plans to enable substitute options to be granted to holders of options granted under the ChipPAC 1999 Stock Purchase and Option Plan and the ChipPAC 2000 Equity Incentive Plan. The number of our ordinary shares that may be issued under the Substitute Option Plan and the Substitute EIP may not exceed, in the aggregate, 7.2 million and 73 million ordinary shares, respectively.

STATS ChipPAC Ltd. Share Option Plan, as amended. Effective May 28, 1999, we adopted the ST Assembly Test Services Ltd Share Option Plan 1999 (“STATS 1999 option plan”). The STATS 1999 option plan was amended from time to time to accomplish various varying objectives, including, among other purposes, to comply with changes in applicable laws and to bring the plan in line with current market practices. In connection with the consummation of the Merger, and in light of the significant increase in the number of our employees, our shareholders approved an amendment to the STATS 1999 option plan effective as of August 5, 2004, to increase the maximum number of ordinary shares available for issuance under the plan and the issuance of new ordinary shares upon the exercise of options granted under the plan. The STATS 1999 option plan was re-named the STATS ChipPAC Ltd. Share Option Plan (“STATS ChipPAC option plan”).

The purpose of the STATS ChipPAC option plan is to offer selected individuals an opportunity to acquire or increase an ownership interest in us through the grant of options to purchase our ordinary shares. Options granted under the STATS ChipPAC option plan may be either nonqualified options or incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code.

The aggregate number of ordinary shares that may be issued under the STATS ChipPAC option plan may not exceed 245 million shares (subject to anti-dilution adjustment pursuant to the STATS ChipPAC option plan).

STATS ChipPAC Ltd. Employee Share Purchase Plan 2004. In connection with the Merger, effective August 5, 2004, our shareholders approved the adoption of the STATS ChipPAC Ltd. Employee Share Purchase Plan 2004 (“ESPP”). The purpose of the ESPP is to provide our employees with the opportunity to purchase our ordinary shares in order to encourage broad employee ownership, encourage employees to remain in our employ, enhance the ability to attract new employees by providing an opportunity to acquire a vested interest in our success and provide a performance incentive to our employees. The ESPP is intended to qualify under Sections 421 and 423 of the United States Internal Revenue Code.

Participants in the ESPP may elect through payroll deductions or a lump sum contribution to purchase our ordinary shares or ADSs at a fixed discount.

A maximum aggregate of 130 million ordinary shares whether issued in the form of ordinary shares or ADSs have been reserved for issuance under the ESPP.

As of January 31, 2005, options to purchase an aggregate of 131,666,844 ordinary shares were outstanding, out of which 18,671,800 were held by all our directors and executive officers as a group. The exercise prices of these options range from S$0.25 to S$6.93. The expiration dates of these options range from April 2005 to October 2014.

In 2005, we expect to grant to our directors, officers and employees additional options under the STATS ChipPAC option plan. The exercise price of such options will be equal to the fair market value of the underlying ordinary shares on the date of the grant.

Shareholdings and Share Trading

The following table sets forth certain information regarding the ownership of our ordinary shares as of January 31, 2005 by each person who is known by us to own beneficially more than 5% of our outstanding ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power or receives the economic benefit of ownership of such securities. Ordinary shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for the purposes of computing the percentage ownership of the person holding the options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

	Number of Shares	Percentage(2)
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned
Singapore Technologies Semiconductors Pte Ltd (“STSPL”)(1)	713,386,050	36.69%

(1)	Includes 2.41% of shares lent to Deutsche Bank AG, Singapore Branch and Morgan Stanley & Co. International Limited as of January 31, 2005 pursuant to a Global

Master Securities Lending Agreement in connection with the issue of convertible notes due 2008 by STATS ChipPAC. Temasek Holdings, the principal holding company through which the corporate investments of the Government of Singapore are held, owns 100% of the ordinary shares of STSPL. Temasek Holdings is deemed to beneficially own ordinary shares which are owned directly by STSPL.

(2)	Based on an aggregate 1,944,384,070 ordinary shares outstanding as of January 31, 2005.

All our ordinary shares have identical rights in all respects and rank equally with one another.

Our ordinary shares have been traded on the Singapore Exchange Securities Trading Limited since January 31, 2000 and our ADSs have been traded on the Nasdaq since January 28, 2000.

As of February 28, 2005, 88,817,550 of our ordinary shares, representing 4.5% of our outstanding shares, were held by a total of 32 holders of record with addresses in the United States. Because many of our ordinary shares and ADSs were held by brokers and other institutions on behalf of shareholders in street name, we believe that the number of beneficial holders of our ordinary shares and ADSs could be higher.

On February 28, 2005, the closing price of our ordinary shares on the SGD-ST was S$1.00 per ordinary share and the closing price of our ADSs on Nasdaq was US$6.09 per ADS.

Certain Transactions

Temasek Holdings is a holding company with investments in a group of companies (the “Temasek Holdings Group”). We engage in transactions with companies in the Temasek Holdings Group in the ordinary course of business. Such transactions are generally entered into on normal commercial terms. We entered into a turnkey contract with Chartered in March 2000 pursuant to which we agreed to provide wafer sort, packaging and test services to Chartered. The term of this agreement, which was due to expire in March 2003, was extended to March 2005 by an amendment agreement dated October 30, 2002. This agreement governs the conduct of business between the parties, relating, among other things, to our provision of sort, packaging and test services to Chartered which were previously governed solely by purchase orders executed by Chartered. The agreement does not contain any firm commitment from Chartered to purchase from us to supply services covered thereunder. In April 2004, we entered into another test services agreement with Chartered pursuant to which we agreed to give Chartered priority to use six of our testers, and access to six additional testers, for which Chartered guarantees minimum loading and issuance of purchase orders of US$450,000 per month. This test services agreement is due to expire in March 2005.

In October 2001, we gave a guarantee on behalf of our subsidiary, STATS ChipPAC, Inc., for the lease by STATS ChipPAC, Inc. of its office in California in the United States. The guarantee covers the full performance of each term, covenant and condition of the lease, including payment of all rent and other sums that may be required to be paid under the lease. As of December 31, 2004, the amount outstanding under this guarantee was approximately US$2.1 million.

In the years ended December 31, 2002, 2003 and 2004, we paid management fees of US$1.1 million for each year, to STPL for various management and corporate services provided pursuant to the Singapore Technologies Management and Support Services Agreement entered into in December 1999. Prior to this agreement, these services were subject to a management fee computed based on certain percentages of capital employed, revenue, manpower and payroll. We believe that our arrangement with STPL approximated the cost of providing these services.

Mr. Tan Bock Seng served as Chief Executive Officer of the Company from May 18, 1998 to January 7, 2002. Effective January 8, 2002, the Company appointed Mr. Tan Bock Seng as advisor to their Board of Directors. In August 2002, Mr. Tan Bock Seng terminated the advisory agreement between him and our company. In recognition of his past services, STPL made a payment of US$1.0 million to Mr. Tan Bock Seng. The Company accounted for the payment as compensation expense in the income statement and as additional paid-in capital within shareholders’ equity as the payment did not involve any cash outlay by our company.

We participated in a cash management program managed by a bank for the former Singapore Technologies Group. Under this program, cash balances are pooled with other companies in the former Singapore Technologies Group. The daily cash surpluses or shortfalls of the companies within the pool earn or bear interest at prevailing interest rates. This arrangement was terminated as of November 30, 2004. In the past, we had deposited excess funds with ST Treasury Services Ltd, a wholly-owned subsidiary of Temasek Holdings but we have ceased to do so since October 1, 2004. Our insurance coverage is held under various insurance policies which are negotiated by our insurance brokers along with those of other companies in the former Singapore Technologies Group. While this enabled us to benefit from the group rates negotiated by our insurance brokers, these policies are issued and billed directly to us and are further negotiated by us to tailor to our specific insurance needs.

In accordance with the requirements of the Nasdaq Marketplace Rules, all new related party transactions (as defined in Item 404 of Regulation S-K under the U.S. Securities Act of 1933) require approval by the Audit Committee of our Board of Directors. In addition, more significant related party transactions must be separately approved by a majority of the Board of Directors. We also engage in transactions with other companies directly or indirectly controlled by Temasek Holdings, in the ordinary course of business. These transactions, such as for gas, water, electricity, facilities management and telecommunications services are at their prevailing market rates/prices (including where appropriate, preferential rates and discounts) and on customary terms and conditions and are generally not subject to review by the Audit Committee.

STATS ChipPAC Ltd.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199407932D)

Proxy Form
– Eleventh Annual General Meeting

IMPORTANT
1.	For Investors who have used their CPF moneys to buy shares of STATS ChipPAC Ltd., the Annual Report 2004 is forwarded to them at the request of their CPF Approved Nominees and is sent solely FOR INFORMATION ONLY.
2.	This Proxy Form is not valid for use by CPF Investors and shall be ineffective for all intents and purposes if used or purported to be used by them.
3.	CPF Investors who wish to vote should contact their CPF Approved Nominees.

I/We,	(Name) of

(Address) being a shareholder(s) of STATS ChipPAC Ltd. (the “Company”) hereby appoint :-

Name	Address	NRIC/Passport No.	Proportion of
Shareholding
(%)

*and/or

as my/our proxy, to attend and to vote for me/us on my/our behalf and, if necessary, to demand a poll, at the Eleventh Annual General Meeting (“Eleventh AGM”) of the Company to be held at 10 Ang Mo Kio Street 65, TechPoint #04-18/20, Singapore 569059, on April 27, 2005 at 10.00 a.m., and at any adjournment thereof.
(Please indicate with an “X” in the spaces provided whether you wish your vote(s) to be cast for or against the Resolutions as set out in the Notice of the Eleventh AGM and summarised below. In the absence of any specific directions, the proxy/proxies will vote or abstain as he/they may think fit, as he/they will on any other matter arising at the Eleventh AGM).

No.	Routine Business – Ordinary Resolutions	For	Against
1	To adopt the Audited Accounts of the Company for the year ended December 31, 2004, together with the Reports of the Directors and Auditors.
2(a)	To re-elect Mr. Lim Ming Seong as a Director of the Company pursuant to Article 94 of the Company’s Articles of Association.
2(b)	To re-elect Mr. Tan Lay Koon as a Director of the Company pursuant to Article 94 of the Company’s Articles of Association.
2(c)	To re-elect Mr. Tay Siew Choon as a Director of the Company pursuant to Article 94 of the Company’s Articles of Association.
3	To re-appoint Mr. Charles Richard Wofford as a Director of the Company pursuant to Section 153(6) of the Companies Act, Chapter 50.
4	To re-appoint PricewaterhouseCoopers as Auditors and to authorise the Directors to fix their remuneration.
5	To approve Directors’ fees totalling approximately US$500,067 for the year ended December 31, 2004.
	Special Business – Ordinary Resolutions	For	Against
6(a)	To authorise the Directors to issue shares in the capital of the Company pursuant to Section 161 of the Companies Act, Chapter 50.
6(b)	To authorise the Directors to create and issue securities and to issue shares in the capital of the Company in connection therewith pursuant to Section 161 of the Companies Act, Chapter 50.
6(c)	To authorise the Directors to allot and issue shares in the capital of the Company pursuant to the exercise of the options under the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and the STATS ChipPAC Ltd. Substitute Equity Incentive Plan.
6(d)	To authorise the Directors to offer and grant options, and to allot and issue shares in the capital of the Company pursuant to the exercise of the options granted under the STATS ChipPAC Ltd. Share Option Plan, as amended.
6(e)	To authorise the Directors to offer and grant rights to purchase and to allot and issue pursuant to the exercise of such rights, shares in the capital of the Company in accordance with the STATS ChipPAC Ltd. Employee Share Purchase Plan 2004.

Dated this ______day of _______________ 2005.

_________________________________

Signature(s) of Shareholder(s)/Common Seal

*Please delete accordingly.

Total Number of Shares Held

IMPORTANT
Please read notes on the reverse

Notes:-

1.	Please insert the total number of ordinary shares (“Shares”) held by you. If you have Shares entered against your name in the Depository Register (as defined in Section 130A of the Companies Act, Chapter 50 of Singapore), you should insert that number of Shares. If you have Shares registered in your name in the Register of Shareholders (i.e. Members), you should insert that number of Shares. If you have Shares entered against your name in the Depository Register and Shares registered in your name in the Register of Shareholders (i.e. Members), you should insert the aggregate number of Shares entered against your name in the Depository Register and registered in your name in the Register of Shareholders (i.e. Members). If no number is inserted, the instrument appointing a proxy or proxies shall be deemed to relate to all the Shares held by you.

2.	A shareholder is a person whose name appears on the Depository Register of The Central Depository (Pte) Limited in Singapore or a person registered in the Company’s Register of Shareholders (i.e. Members). A shareholder of the Company entitled to attend and vote at a meeting of the Company is entitled to appoint one or two proxies to attend and vote instead of him. A proxy need not be a shareholder of the Company.

3.	Where a shareholder appoints two proxies, the appointments shall be invalid unless he specifies the proportion of his shareholding (expressed as a percentage of the whole) to be represented by each proxy.

4.	The instrument appointing a proxy or proxies must be deposited at the principal executive office of the Company at 10 Ang Mo Kio Street 65, TechPoint #05-17/20, Singapore 569059 not less than 48 hours before the time appointed for the Eleventh Annual General Meeting.

5.	The instrument appointing a proxy or proxies must be under the hand of the appointor or of his attorney duly authorised in writing. Where the instrument appointing a proxy or proxies is executed by a corporation, it must be executed either under its seal or under the hand of an officer or attorney duly authorised.

6.	A corporation which is a shareholder may authorise by resolution of its directors or other governing body such person as it thinks fit to act as its representative at the Eleventh Annual General Meeting, in accordance with Section 179 of the Companies Act, Chapter 50 of Singapore.

General:

The Company shall be entitled to reject the instrument appointing a proxy or proxies if it is incomplete, improperly completed or illegible or where the true intentions of the appointor are not ascertainable from the instructions of the appointor specified in the instrument appointing a proxy or proxies. In addition, in the case of Shares entered in the Depository Register, the Company may reject any instrument appointing a proxy or proxies lodged if the shareholder, being the appointor, is not shown to have Shares entered against his name in the Depository Register as at 48 hours before the time appointed for holding the Eleventh Annual General Meeting, as certified by The Central Depository (Pte) Limited to the Company.